Exhibit 99.1

Alpha Energy, Inc.

CODE OF ETHICS

AND

BUSINESS CONDUCT

Message from the CEO Regarding Our Ethical Standards

September         , 2017

Dear Employee or Director:

It is the Company's policy that its affairs be conducted with the highest standards of integrity and business ethics. To that end, the Company maintains a Code of Ethics and Business Conduct. Attached is a copy of our Code of Ethics and Business Conduct, which I ask you to read very carefully. The successful business operation and reputation of Alpha Energy is built upon the principles of fair dealing and ethical conduct. Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as a scrupulous regard for the highest standards of conduct and personal integrity.

Alpha Energy will comply with all applicable laws and regulations and expects its employees and directors to conduct business in accordance with the letter, spirit and intent of all relevant laws and to refrain from any illegal, dishonest or unethical conduct. In general, the use of good judgment, based on high ethical principles, will guide you with respect to acceptable conduct. You should also refer to our Code of Ethics and Business Conduct. If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with your immediate supervisor. Compliance with the Code of Ethics and Business Conduct is the responsibility of every Alpha Energy employee and director. Disregarding or failing to comply with our Code of Ethics and Business Conduct could lead to disciplinary action, up to and including possible termination of employment or service, and/or possible legal action against you.

Sincerely,

-i

Alpha Energy, Inc.

CODE OF ETHICS AND BUSINESS CONDUCT

TABLE OF CONTENTS

[REVISE]

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ALPHA ENERGY, INC

BUSINESS CONDUCT GUIDELINES

INTRODUCTION

The Alpha Energy Code of Ethics and Business Conduct

Alpha Energy provides you with The Alpha Energy Code of Ethics and Business Conduct (the “Alpha Energy Code” or the “Code”) for guidance in addressing the legal and ethical issues encountered while conducting Alpha Energy’s business. We use “Alpha Energy” or the “Company” throughout to refer to Alpha Energy, Inc. and each of its subsidiaries.

Employment by Alpha Energy is subject to the terms and conditions established by Alpha Energy. As part of those terms and conditions, you are also required to abide by the Company-wide standards set forth in this Code. This Code is not a contract, and no contract is implied. If any part of this Code conflicts with applicable law, the law will prevail. If any part of this Code is deemed invalid, the validity and enforceability of its other provisions shall not be affected. Alpha Energy may interpret the Code at its sole discretion.

Alpha Energy recognizes and respects regional and local legal differences in employment, privacy, and other applicable laws. We will comply with regional and local requirements concerning the matters discussed in this Code, as appropriate, including those concerning use of the Compliance and Ethics Helpline/reporting of misconduct, employee monitoring, application of certain rules to temporary employees, and application of certain penalties.

Understanding this Code

The Alpha Energy sets forth Alpha Energy’s standards of ethics and business conduct. It has been prepared to aid you as you go about your daily work. These standards supplement and may go well beyond compliance with laws and regulations.

Although we operate in several states and are subject to many different rules, regulations, customs, and practices, we can only succeed if we adhere to a common set of values and standards. It is essential that we each make a personal commitment and recognize that we are responsible and accountable for understanding and meeting the standards described in this Code because Alpha Energy’s success and reputation depend upon the performance of each of us.

The Code was not drafted, and will not be applied, in a vacuum. Questions and issues will arise which are not addressed by the Code. Additionally, many of the areas covered by the Code are quite complex and may require further explanation. Accordingly, the Board has authorized Kruse Landa Maycock & Rick, LLC its Compliance Consultant, to oversee continuing education on a variety of topics, some of which are covered by the Code. These programs will assist us all in maintaining high standards of ethical conduct. In addition to other persons and departments identified in this Code, [Kruse Landa Maycock & Ricks is available to answer questions by telephone and can be reached at 801-531-7090].

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In reviewing the Code, you may note that various references are made to corporate policies and procedures of the Company where more details regarding the subjects covered in the Code may be found. You are expected to review the complete policy or procedure where a full understanding of the particular subject is necessary for the proper handling of their responsibilities. Complete copies of the policies covered in this Code may be obtained from [Kruse Landa Maycock & Ricks].

The Alpha Energy Code starts with a summary of the core business values that are essential to Alpha Energy‘s success. They are the foundation of all that we do, and we each are expected to adopt these values in our day-to-day business activities. Widespread adherence to these values will enhance our long-term success by improving our ability to serve customers, increasing our competitiveness, and promoting our pride in being part of the Alpha Energy team.

The Alpha Energy Code then describes how we should interact with each other, with other companies and individuals, and with the states and governments that make up the world in which we operate. Specifically, it addresses four areas:

●	Compliance:

Our responsibility to abide by the laws, regulations, and Alpha Energy policies that apply to our business wherever we operate.

●	Business Conduct:

Our obligation to conduct internal and external business fairly and ethically.

●	Alpha Energy’s Relationships:

Our responsibility to interact fairly and respectfully with each other, our customers, our partners, and our suppliers.

●	Enforcement:

Our commitment to conduct investigations in an ethical and legal manner, and to promote consistent disciplinary action for violations of our policies or business conduct standards.

Applicability of This Code

Employees

The Alpha Energy Code applies to all personnel employed by or engaged to provide services to Alpha Energy, including, but not limited to, Alpha Energy’s employees, officers, temporary employees, workers (including agency workers), casual staff, and independent contractors (for ease of reference throughout this Code, “employees”).

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Alpha Energy Senior Officers and Non-Employee Members of the Board of Directors

Alpha Energy’s senior officers (Chief Executive Officer, President(s), Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, each Executive Vice President, and each Senior Vice President) are subject to both this Code and Alpha Energy’s Supplemental Conflict of Interest Policy for Senior Officers, which among other things contains certain supplemental procedural measures designed to identify and address potential conflicts of interest involving senior officers. Non-employee directors are also subject to this Code in their capacity as members of the Alpha Energy Board of Directors (the “Board”), except that they are subject to the conflict of interest provisions of Alpha Energy’s Corporate Governance Guidelines in lieu of the conflict of interest provisions contained in this Code. The Supplemental Conflict of Interest Policy for Senior Officers and the Corporate Governance Guidelines are posted on the Corporate Governance section of Alpha Energy’s Investor Relations Web site. Senior officers and members of the Board who have questions regarding this Code or other relevant policies should contact Alpha Energy’s Legal Department.

Any waiver of this Code for any executive officer or senior financial officer of Alpha Energy or member of the Board must be approved by the Board. Such waivers, and the reasons for such waivers, shall be promptly disclosed to Alpha Energy’s stockholders and shall be otherwise reported as required by law. A waiver of this Code for other officers or employees of the Company may be granted only by the Chief Executive Officer of the Company in writing. For purpose of this Code, a “senior financial officer” means the Company’s principal financial officer, principal accounting officer, controller, and other persons performing similar functions.

A Summary of Alpha Energy Values

Certain core values comprise the foundation of our company. The following are essential to Alpha Energy‘s business:

Integrity

Alpha Energy employees demonstrate honesty and sound ethical behavior in all business transactions and personal integrity in all dealings with others.

Mutual Respect

Alpha Energy employees consistently treat individuals with respect and dignity.

Teamwork

Alpha Energy employees work together as a team for the collective interests of Alpha Energy.

Communication

Alpha Energy employees share information effectively with each other. We balance the need to share information alongside the need for confidentiality regarding certain information.

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Innovation

Alpha Energy employees seek innovative and creative approaches to problem solving.

Customer Satisfaction

Alpha Energy employees consistently treat customer satisfaction as a top priority.

Quality

Alpha Energy employees make excellence and quality a part of day-to-day work processes and seek continuous improvement in all that they do.

Fairness

Alpha Energy employees commit to dealing fairly with customers, suppliers, partners, and one another.

Compliance

Alpha Energy employees comply with all laws, regulations, and Alpha Energy policies that govern Alpha Energy‘s business and employees‘ actions on behalf of the company.

Ethics

Alpha Energy employees observe the standards that have been established by Alpha Energy and act ethically in their approach to business decisions.

COMPLIANCE

Compliance with Laws, Regulations, and Alpha Energy Policies

We must each operate within the bounds of all laws, regulations, and internal policies applicable to Alpha Energy‘s business, wherever we conduct it. Where local laws are less restrictive than this Code, you must comply with the Code, even if your conduct would otherwise be legal. On the other hand, if local laws are more restrictive than the Code, you must always, at a minimum, comply with those laws.

Alpha Energy expects its employees to:

●	Act ethically and with integrity in all business dealings;

●	Comply with the law, this Code, Alpha Energy policies, and Alpha Energy business practices;

●	Report known or potential violations using available reporting channels;

●	Cooperate with compliance investigations; and

●	Complete all mandatory compliance education courses and other Compliance and Ethics Program requirements in a timely manner.

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Further, Alpha Energy expects its managers to:

●	Promote and support ethical behavior and business practices that comply with this Code;

●	Act as a leadership model for this Code;

●	Ensure that employees who report to them directly or indirectly understand where and how to report violations of this Code;

●	Ensure that employees who report to them directly or indirectly complete all mandatory compliance education courses and other Compliance and Ethics Program requirements in a timely manner;

●

Maintain an “open door” policy with regard to employee questions, including those of business conduct and ethics, and ensure availability of compliance and ethics resources and support, such as printed materials and relevant contact information;

●	Encourage employees to challenge and report questionable conduct; and

●	Encourage open, honest, and confidential dialogue without retaliation.

From time to time, we may revise this Code. If and when this happens, Alpha Energy will notify you. You will then be responsible for becoming familiar with such revisions. For the most current version, always refer to the online Code. If you have questions on how to interpret or comply with this Code, Alpha Energy policies, or applicable law, contact Alpha Energy’s Compliance Consultant (as hereinafter defined) or Alpha Energy’s Legal Department.

Compliance Consultant

To assist in the interpretation and enforcement of the Code and with business and other issues, Alpha Energy has appointed Kruse Landa Maycock & Ricks (the “Compliance Consultant”) as a consultant. The Compliance Consultant reports directly to the Audit Committee of the Board. The Compliance Consultant shall provide periodic reports to the Audit Committee as the circumstances require, provided that such reports shall be made no less frequently than on an annual basis. Subject to the Board’s oversight and approval and the terms of the Code, the Compliance Consultant’s responsibilities include development, dissemination, interpretation, implementation, maintenance (including scheduling additional training and seminars), updating and evaluation and enforcement of this Code. Responsibility for overall compliance with this Code rests with the Board.

Where to Go for Help

The Alpha Energy Compliance and Ethics Program

The Alpha Energy Compliance and Ethics Program, with the support of Alpha Energy’s Executive Management, Board and Compliance Consultant, aims to ensure that all Alpha Energy employees, business partners, and suppliers adhere to high ethical business standards.

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With general oversight from Alpha Energy’s General Counsel, the Compliance and Ethics Program is led by the Compliance Consultant. A major objective of the Compliance and Ethics Program is the enforcement of the Alpha Energy Code of Ethics and Business Conduct and related policies. We work closely with other lines of business and outside advisors, as appropriate.

The Alpha Energy Compliance and Ethics Program:

●	Provides support to help employees comply with the Alpha Energy Code of Ethics and Business Conduct;

●	Seeks to prevent and detect unlawful or unethical business conduct;

●	Manages the administration of mandatory compliance education training courses;

●	Oversees internal compliance investigations;

●	Promotes consistency in the application of disciplinary action;

●	Provides quarterly updates to the Audit Committee regarding investigations and disciplinary action taken; and

●	Provides the entire Board with a full briefing on the Compliance and Ethics Program at a minimum annually.

We count on each of you to set the right tone and lead by example.

Reporting Code Violations

Alpha Energy fully commits to maintaining high standards of ethical and professional conduct for the Company and its employees. To do so, we provide multiple resources for reporting, investigating, and resolving allegations of employee misconduct as well as for determining and enforcing related disciplinary action. Report any conduct that you reasonably believe may be a violation of this Code and other activities that could affect Alpha Energy’s or its employees’ compliance with legal and ethical obligations. If at any time you have even a suspicion that Alpha Energy’s obligations relating to financial integrity, auditing and accounting, insider trading, anti-corruption policies, or political contributions have been compromised, you are expected to immediately report it.

Alpha Energy will not tolerate retaliation against any employee who reports a concern in good faith or cooperates with a compliance investigation even when allegations are found to be unsubstantiated.

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You have multiple options for reporting allegations of misconduct. Depending on the circumstances, these include:

●	Your manager;

●	Human resources;

●	The Compliance Consultant;

●	The Chief Executive Officer;

●	The Audit Committee;

●	The Company’s General Counsel; and

●	The Company’s Ethics Hotline.

The Alpha Energy Ethics Hot Line

Hotline Telephone Number: [         ]

When Should the Hotline Be Used?

●	The hotline was established to supplement, not replace, the complaint and reporting procedures described in the Code and in other Alpha Energy policies. The hotline should be used:

(1)	to report a violation or potential violation when normal communication channels are not realistic;

(2)	when normal communication channels have been exhausted, and the violation persists; or

(3)	to report concerns regarding questionable accounting, internal accounting controls or auditing matters.

What Does the Hotline Provide?

●	a confidential means of anonymously communicating with the Audit Committee of the Board; and

●	feedback on the findings where possible.

Persons who in good faith report violations or potential violations of the Code or raise concerns regarding questionable accounting, internal accounting controls or auditing matters will not be subject to adverse personnel actions. No action will be taken or threatened against any person as a reprisal for making a complaint or disclosing information, unless the complaint was made or the information was disclosed with knowledge that it was false or with willful disregard for the truth.

The use of the hotline does not preclude the Company from disciplining a person involved in improper activity, even if he or she is the one who disclosed the matter to the Company; however, the Company may give favorable consideration to such person’s voluntary act of disclosure in any ensuing decisions.

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Business Practices

Antitrust and Competition Laws

Various laws and regulations prohibit unlawful restraint of trade, usually referred to as antitrust or competition laws. These laws are designed to protect consumers and competitors against unfair business practices and to promote and protect healthy competition. Alpha Energy commits rigorously to observing applicable antitrust or competition laws of all countries or organizations.

Example: You must avoid all discussions and the exchange of information with competitors involving topics such as pricing, supplier or customer relationships, or market allocation, because they are, in fact, illegal. Disassociate yourself from any such discussions immediately and report the incident to the Alpha Energy Legal Department.

Generally, antitrust or competition laws prohibit agreements or actions that reduce competition without benefiting consumers. Among those activities generally found to violate antitrust or competition laws are agreements and understandings among competitors to:

●	Fix or control prices;

●	Structure or orchestrate bids to direct a contract to a certain competitor or reseller (bid rigging);

●	Boycott specified suppliers or customers;

●	Divide or allocate markets or customers; or

●	Limit the production or sale of products or product lines for anti-competitive purposes.

Agreements of the type listed above are against public policy and are against Alpha Energy policy. Employees must never engage in discussions of such matters with representatives of other companies. You should report to the Alpha Energy Legal Department any instance in which other companies initiate such discussions.

Contracts or other arrangements that involve exclusive dealing, tie-in sales, price discrimination, and other terms of sale may be unlawful under applicable antitrust or competition laws. You should not enter into such arrangements without the approval of the Alpha Energy Legal Department.

Alpha Energy strives to ensure that its practices comply with United States antitrust laws. In addition to local laws, antitrust laws of the United States may apply to international business operations and transactions. This includes imports to and exports from the United States.

Unfair methods of competition and deceptive practices are also prohibited. Examples of these include:

●	Making false or misleading representations about Alpha Energy‘s products or services;

●	Falsely disparaging a competitor or its products or services;

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●	Making product claims without facts to substantiate them; and

●	Using another company‘s trademarks in a way that confuses the customer as to the source of a product.

Because of the complexity of antitrust and competition laws, seek advice from the Alpha Energy Legal Department on any related question.

No Improper Payments

You are prohibited from receiving, offering, promising, authorizing, directing, or making any bribes, kickbacks, or payments of money or anything of value to improperly obtain business or any other advantage for Alpha Energy or yourself.

The above prohibition applies whether such payments go to:

●	Government or public international organization employees or officials;

●	Political parties or candidates for political office;

●	Business entities partially or wholly owned by government interests;

●	Privately-held commercial companies;

●	Alpha Energy employees; or

●	Any other third party.

Alpha Energy strictly prohibits giving money or anything of value directly or indirectly to a government official for the purpose of corruptly influencing a foreign government. This prohibition includes corruptly giving money or anything of value to any third party where there is reason to believe that it will be passed on to a government employee or official. Refer to the “Dealing with Government” section for more information regarding government entities.

No Economic Boycotts

Alpha Energy does not participate in any economic boycott not sanctioned by the United States government. Alpha Energy and its employees are prohibited from discriminating against or refusing to do business with a country that is the object of an unsanctioned boycott, nationals of the boycotted country, or “blacklisted” companies.

Additionally, Alpha Energy and its employees may not furnish information concerning Alpha Energy’s, or any other person’s, business relationships with a boycotted country or blacklisted company. If requested to supply any information, take any action, or refrain from taking any action to further or support a boycott of a country, immediately contact the Alpha Energy Legal Department. This policy is intended to ensure that we comply with foreign economic boycott laws of the United States. Address questions or requests for information regarding the Foreign Economic Boycott Policy or antiboycott laws to the Alpha Energy Legal Department.

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Export Laws

United States Export Control Laws govern all exports of commodities and technical data from the United States, including:

●	Physical items;

●	Items that are hand-carried as samples or demonstration units in luggage;

●	Electronic or physical distribution of software and source code; and

●	Written, electronic, or oral disclosure of technical data to a foreign visitor or H1-B Visa worker.

Failure to comply with U.S. export control laws could result in the loss or restriction of Alpha Energy‘s export privileges. Violation of these laws may also result in fines and imprisonment for individual employees and their management chain. You are responsible for understanding how the export control laws apply to your job and for conforming to these laws. Compliance with export control laws is essential to our ability to do business in the international marketplace.

United States and foreign governments maintain strict rules regarding the methodology for goods exchanged across their borders. Local export laws may also apply to shipments to or from the country in which you operate. False or misleading statements made on export documentation could jeopardize Alpha Energy‘s operations and lead to audits and fines, which would damage our ability to conduct business. All managers and employees must integrate export control procedures into their regular business processes for Alpha Energy to have success in the international marketplace.

Questions concerning export compliance matters or any violation of these laws or regulations should be directed to the Alpha Energy Legal Department.

Immigration Laws

You must ensure that you, and any employees who work for you, comply with all applicable immigration laws and/or the advice of Alpha Energy’s designated immigration service providers. Alpha Energy employees who travel internationally on business are responsible for obtaining appropriate work authorizations before attempting to enter a host country. Visa and work permit requirements apply to all Alpha Energy employees who travel outside of their home countries for business purposes or who work on projects or international assignments outside of their home country for any duration. Moreover, Alpha Energy prohibits its employees from knowingly allowing contractors or other employees to work on a project without the proper authorization or documentation.

If you need advice on immigration issues, contact the Alpha Energy Legal Department.

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Securities and Insider Trading

Alpha Energy expects all its employees to comply fully with applicable insider trading and securities laws. Insider trading and securities laws provide substantial civil and criminal penalties for individuals who fail to comply. If you trade in Alpha Energy securities or the securities of any other company trading on a United States stock exchange, you are subject to United States securities laws, any other securities or insider trading laws that may apply to you locally, and Alpha Energy’s insider trading policy.

Securities include:

●	Common stocks;
●	Bonds;
●	Employee stock options;
●	Futures;
●	Derivatives; and
●	Other financial instruments.

Alpha Energy employees who possess material, nonpublic information gained through their work at Alpha Energy may not trade in Alpha Energy securities or the securities of another company to which the information pertains. Employees may not engage in any other action to take advantage of or pass on to others (i.e., “tip”) material information before its release to the public at large and for a period of time after it is publicly disclosed. These restrictions also apply to spouses and family members. Material information is any information that a reasonable investor would consider important in a decision to buy, hold, or sell securities. It includes any information that could reasonably be expected to cause a change in the price of securities of Alpha Energy or the securities of another company to which the information relates.

Material information may include financial performance or significant changes in financial performance or liquidity (including forecasts); potential or ongoing major mergers, acquisitions, joint ventures, or divestitures; award or cancellation of a major contract; changes in key manage- ment; changes in auditors, knowledge of a qualification in an auditor’s opinion or report or any change in the ability to rely on prior auditor reports; actual or threatened significant litigation or investigations; and gain or loss of a substantial customer or supplier.

Information is considered to be nonpublic unless it has been disclosed effectively to the public. Examples of public disclosure include public filings with the Securities and Exchange Commission and the Company's press releases. For information to be considered public, it must not only be disclosed publicly, but adequate time must have passed for the market as a whole to assess the information. Arguably the most risky time to trade in Alpha Energy’s securities is shortly in advance of Alpha Energy’s public release of important financial information or other important news, while the least risky time normally is the period shortly following the release and publication of such information (unless, of course, you are aware of other material information that has not been publicized). Even after Alpha Energy has released such information, sufficient time must have elapsed to enable the information to be assessed by the market as a whole. Although timing may vary depending upon the circumstances, for purposes of this Policy, information is not considered public until the third trading day after Alpha Energy publicly discloses it. Therefore, any director, officer or employee that possesses material, nonpublic information about Alpha Energy, Inc, or another company, shall wait until the third business day after the information has been publicly released before trading or recommending that others trade in Alpha Energy’s securities, or the securities of such other company, as the case may be.

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When you know material, nonpublic information about any company, then you, your spouse and people living in your house generally are prohibited from three activities:

●	trading in that company's securities (including trading by or through that company's 401(k) or other employee benefit plans),
●	having others trade for you in that company's securities, and
●	disclosing the information to anyone else who then might trade.

You, anyone acting on your behalf, and anyone who learns the information directly or indirectly from you (including your spouse and members of your household) are prohibited from trading. The prohibitions continue whenever, and for as long as you know material, nonpublic information about the company.

Although it is most likely that any material, nonpublic information you might learn would be about Alpha Energy (including its subsidiaries), these prohibitions apply to trading in the securities of any company about which you have material, nonpublic information that you obtained in the course of your employment or position with Alpha Energy.

As previously discussed, the disclosure of material, nonpublic information to others can lead to significant legal difficulties, fines and punishment. You should not discuss material, nonpublic information about the Company or its subsidiaries with anyone, including other employees, except as required in the performance of your regular duties on a need-to-know basis. However, if you become aware of nonpublic information about Alpha Energy that is material or may become material, you should promptly communicate the information to your supervisor and request that the supervisor communicate the information directly to the Company's General Counsel, Chief Executive Officer and Chief Financial Officer.

It is important that only a few representatives of the Company discuss the Company and its subsidiaries with the news media, securities analysis and investors. Inquiries about Alpha Energy from these people should be referred to Alpha Energy’s Manager of Investor Relations. In his/her absence, such inquiries should be referred to the Chief Financial Officer or Chief Executive Officer.

Alpha Energy has strict policies to safeguard the confidentiality of its internal, proprietary information. These include identifying, marking and safeguarding confidential information and employee confidentiality agreements. You should comply with these policies at all times.

It is Alpha Energy’s policy that neither you, your spouse nor any member of your household shall engage in day trading or make any short sales of any securities of Alpha Energy. In addition, no such person may buy or sell puts, calls or options in respect of Alpha Energy’s securities at any time.

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Day trading refers to the practice of rapidly buying and selling a stock throughout a day or over a period of a few days in the hope that the stock will continue climbing or falling in value, allowing a person to lock in quick profits. Day traders do not "invest" but seek to ride the momentum of the stock and get out of the stock before it changes course. Short sales are sales of securities that the seller does not own at the time of the sale or, if owned, that will not be delivered within 20 days of the sale. One usually sells short when one thinks the market is going to decline substantially or the stock will otherwise drop in value. If the stock falls in price as expected, the person selling short can then buy the stock at a lower price for delivery at the earlier sale price (this is called "covering the short") and pocket the difference in price as profit. In addition to the fact that it is illegal for directors and officers to sell their company's securities short, Alpha Energy believes it is inappropriate for its employees, consultants, officers or directors to bet against Alpha Energy’s securities in either of these ways. Puts, calls and options for Alpha Energy’s securities (other than employee benefit plan options) also afford the opportunity to profit from a market view that is adverse to Alpha Energy, and they carry a high risk of inadvertent securities law violations. All such transactions are prohibited.

Other policies apply specifically to officers, directors and "corporate insiders" of Alpha Energy and its subsidiaries. If you are such a person, you must inform yourself of and fully comply with the requirements under Section 16 of the Securities Act of 1934, Rule 144 under the Securities Act of 1933, and Rule 10b-5 under the Securities Act of 1934. If you are in doubt about whether you are an officer, director or "corporate insider" who is bound by these other policies, you should consult the Alpha Energy Legal Department. It is your responsibility to contact the appropriate persons within Alpha Energy and to make this determination.

Employees are encouraged to ask questions and seek any follow-up information that they may require about Alpha Energy’s policy for trading in securities. Please direct all such questions to the Alpha Energy Legal Department at (801) 531-7090.

Examples:

Q: I have become aware that we will likely exceed our quarterly revenue guidance estimates, but we have not yet made a public announcement. I stand to make a lot of money once this gets out. May I buy more shares of Alpha Energy stock?

A: No. What you are considering is insider trading. This is a violation of Alpha Energy policy and a violation of applicable insider trading and securities laws. You may buy or sell Alpha Energy stock only after such an announcement is made public and after a period of time has elapsed to allow the financial markets to absorb this information. Consult Alpha Energy’s Insider Trading Policy for more detailed guidelines.

Q: Through my job at Alpha Energy, I have become aware of nonpublic financial information received from one of Alpha Energy‘s customers that indicates the customer is in better financial condition than most people realize. I wish to purchase the customer's stock. May I do so?

A: No. The customer may have provided this information in trust to help Alpha Energy determine how to best meet the customer‘s needs. Using this information for personal purposes or disclosing it to others is a violation of that trust, a violation of Alpha Energy policy, and may be a violation of applicable insider trading and securities laws. Accordingly, you should not purchase this stock until after the financial information has been made known to the public and disseminated broadly in the financial markets.

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Q: Through my job at Alpha Energy, I have learned that Alpha Energy is acquiring a publicly traded company. May I buy stock in that company right now?

A: No. This would violate Alpha Energy‘s Insider Trading Policy and applicable securities laws. Be aware that regulatory organizations routinely investigate trading activity leading up to a significant change in a security’s price.

Q: I understand why I shouldn‘t reveal inside information to an outsider, but may I discuss this type of information with members of my immediate family? What about other Alpha Energy employees who are not aware of the same information I am?

A: No. You should be careful about inadvertently or casually revealing material inside information about Alpha Energy to your family or any person who doesn’t have a legitimate business need to know it. If members of your family trade in securities while in possession of material inside information that you have revealed to them about Alpha Energy, you may be exposing them and yourself to criminal and civil liability, even if you do not take advantage of this information personally.

If you ever inadvertently let slip material, nonpublic information to a family member or any other person without a legitimate business need to know it, inform a member of the Alpha Energy Legal Department immediately.

Contracting Issues

Alpha Energy requires its employees to compete fairly and ethically for all business opportunities. Employees involved in the sale or licensing of products/services, the negotiation of agreements, or the delivery of services to customers are expected to understand and honor the terms of Alpha Energy‘s contractual agreements. In addition, each employee must ensure that all statements, communications, and representations to customers are accurate and truthful. Alpha Energy is committed to meeting all of its contractual obligations.

You must obtain all appropriate approvals before executing, modifying, or amending any contracts. Alpha Energy prohibits unauthorized contracts or modifications of contracts, including “side letters” or oral agreements. Only certain Alpha Energy employees have authority to sign contracts, commit Alpha Energy to acquiring products or services, or obligate Alpha Energy to third parties. Before acquiring any goods or services or making any other commitments on behalf of Alpha Energy, you must ensure that you have spending authority equal to or greater than the total amount of payments or other concessions to which you are committing Alpha Energy. You should aggregate the total cost of a purchase when making this determination. It is not permissible, for example, to open several purchase requisitions for a single vendor on the same project to avoid going outside the limits of your spending authority. If you do not have adequate spending authority, obtain approval from the manager in your chain of management who does. If you have questions about your spending authority, consult your manager.

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Before signing any document committing Alpha Energy to acquire goods or services or undertaking any other obligation, you must ensure that you have the required signing authority. If you are uncertain, contact your supervisor or the Alpha Energy Legal Department. If you have the authority to sign documents on behalf of Alpha Energy, you may not delegate this authority to another employee without the approval of Alpha Energy‘s CEO or General Counsel.

Environmental Protection

Alpha Energy is committed to protecting our natural environment and resources in all areas where we conduct business. Implementation of this policy is a primary management objective and is the responsibility of every employee.

It is Alpha Energy’s policy to:

■	Comply with all applicable environmental laws and regulations and cooperate with local, state and federal agencies in their inspection and enforcement activities.

■	Incorporate environmental considerations in the company's planning and operational decisions.

■

Develop and communicate environmental objectives throughout the company so that all employees understand their individual responsibilities and are appropriately trained in carrying out these objectives.

■	Manage operations in a responsible manner and respond effectively to avoid and/or mitigate adverse environmental impacts associated with operations.

■	In the event of an environmental mishap, report and disclose to the appropriate authorities information concerning the situation so as to guarantee a prompt and appropriate response.

■	Conduct periodic assessments of operations to evaluate measure and assure environmental performance and compliance.

■

Participate in the formulation of prudent and responsible environmental laws and regulations that may impact our business and foster a constructive working relationship with environmental organizations and agencies.

■	Promote and encourage energy efficiency and environmental protection through new and existing technologies and innovative use of natural gas and related products and services.

■	Commit the resources needed to implement these principles.

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Dealing with Government

Government Contracting

Alpha Energy strictly observes the laws, rules, and regulations that govern the acquisition of goods and services by any governmental entity of any country and the performance of government contracts. Activities that may be appropriate when dealing with non-government customers may be improper and even illegal when dealing with government. The penalties of failing to adhere to these laws are severe and include substantial civil and criminal fines and imprisonment, and Alpha Energy could be prohibited from doing business with the government.

Alpha Energy employees who deal with any governmental agency are responsible for learning and complying with all rules that apply to government contracting and interactions with government officials and employees.

Procurement Integrity

No Alpha Energy employee shall attempt to obtain, from any source:

●	Procurement-sensitive government information;

●	Confidential internal government information, such as pre-award, source selection information; or

●

Proprietary information of a competitor, including, for example, bid or proposal information, during the course of a procurement or in any other circumstances where there is reason to believe the release of such information is unauthorized.

If such information is inadvertently communicated to you by another vendor, a consultant, or a government employee, you should promptly contact the Alpha Energy Legal Department. Alpha Energy employees must strictly observe all laws and regulations regarding classified information.

Organizational Conflict of Interest (OCI)

Alpha Energy employees must ensure that in performing government contracts there is no actual or potential organizational conflict of interest (OCI) that would provide Alpha Energy unequal access to non-public information or an unfair advantage in a competitive procurement, or impair the objectivity of Alpha Energy employees in providing assistance or advice to the government or in performing contract work for the government; or, to the extent there is any actual or potential OCI, that any such actual or potential OCI is addressed through an appropriate OCI mitigation plan.

Post-Government Employment Restrictions

Various laws impose requirements and restrictions on government employees and private companies related to discussions regarding post-government employment in the private sector. In addition, these laws restrict the former government employee’s activities after he or she leaves the government and accepts employment with a private company. Before engaging in any discussions related to possible employment or entering a business opportunity with a current or former government employee, you must obtain approval from the Alpha Energy Legal Department.

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Anti-Corruption

No one shall corruptly give or offer, directly or indirectly, anything of value to a government official to obtain or maintain business or any other advantage for Alpha Energy. It is a violation of the U.S. Foreign Corrupt Practices Act (FCPA) and other similar international anti-corruption laws to engage in any form of bribery. Penalties for violating the FCPA and other anticorruption laws are severe and can include large fines and prison time.

Bona fide expenses may be paid, and gifts provided, only if done so without corrupt intent and pursuant to Alpha Energy’s policies related thereto. Address questions or requests for information regarding Alpha Energy’s Anti-Corruption Policy, the FCPA, or other anti- corruption laws to the Alpha Energy Legal Department.

Gifts, Meals, and Entertainment

Government employees and international organizations generally are governed by laws and regulations concerning their acceptance of entertainment, meals, gifts, gratuities, and other things of value from firms and persons with whom those departments and agencies do business or over whom they have regulatory authority. In dealing with employees of government agencies and departments, it is Alpha Energy‘s general policy that nothing of value will be given to such individuals. If you have any questions, contact the Alpha Energy Legal Department.

Lobbying of Government Officials

Our interactions with the government are generally governed by lobbying laws and regulations. Lobbying is any activity that attempts to influence laws, regulations, policies, and rules, but in certain jurisdictions can also cover procurement and business development activity. These laws can apply to elected officials as well as appointed officials and career government employees. The company may have an obligation to register and/or report the company’s lobbying activities under applicable law. These include activities by employees and outside consultants or advisors on government relations. Employees are responsible for knowing when their activities may be considered lobbying, and should consult the Alpha Energy Legal Department for guidance.

Political Contributions

Alpha Energy takes seriously its obligation to comply with the laws pertaining to political contributions. These laws vary greatly among jurisdictions and countries and are, in many cases, subject to interpretation and circumstance. Therefore, all political contributions made by Alpha Energy, including attendance, participation, and/or sponsorship of political candidates, parties, campaigns, and related events must be approved in advance by Alpha Energy’s Legal Department. In addition, corporations are prohibited in many cases from giving to campaigns. Some campaign laws interpret use of corporate resources (e.g., equipment, email, stationery, or personnel) as corporate donations. You should therefore obtain approval from the Alpha Energy Legal Department before using any company resources for political campaigns or fundraising.

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Personal Political Activity

Alpha Energy encourages employees to participate personally in civic affairs and the political process. However, employees must:

●	Make all personal political contributions with their own money;
●	Conduct any personal political activities on their own personal time;
●	Conduct all personal political activities in accordance with applicable laws; and
●	Comply with Alpha Energy policies.

The following are guidelines regarding personal political activity:

●	Your personal contributions to a candidate for elective office or a political party must not be – or appear to be – made with, reimbursed from, or facilitated by the company’s funds or assets.
●

You will not be paid by Alpha Energy for any time spent running for public office, serving as an elected official, campaigning for a political candidate, or attending political fundraisers unless required by law and/or approved by the Alpha Energy Legal Department.

●

You can take reasonable time off without pay for personal political activities if your Alpha Energy duties permit and it is approved by your manager in accordance with current Human Resources policies. You also may use vacation time for your personal political activity.

●

You may not use or permit any campaign, candidate, or political party to use any company facility or property, including a company trademark, without written approval from Alpha Energy’s Legal Department.

●

Any overt, visible, and partisan political activity that could cause someone to believe that your actions reflect the views or position of Alpha Energy requires the prior approval of Alpha Energy’s Legal Department.

Influencing Others

You may not use your position to coerce nor pressure other employees to make political contributions or support candidates or political causes. In certain instances, Alpha Energy may encourage employees to support or oppose legislative issues that affect the company’s business. In no instance, however, may you use your position of authority to make another employee feel compelled or pressured to:

●	Work for or on behalf of any legislation, candidate, political party, or committee;
●	Make contributions for any political purpose; or
●	Cast a vote one way or another.

Public Service

Alpha Energy encourages employees to be active in the civic life of their communities. However, such service may, at times, place you in a situation that poses a conflict of interest with Alpha Energy. As a board or committee member, you may, for example, be confronted with a decision that involves Alpha Energy. It might be a decision to purchase Alpha Energy equipment or services, or it might be a decision by a board of tax assessors or a zoning board that affects Alpha Energy property. In such circumstances, your interest in Alpha Energy and your obligation to the civic organization might pull you in opposite directions and create a conflict of interest or the appearance of a conflict. Accordingly, you must withdraw from any community or civic activity that involves any decision related to Alpha Energy. If you have any questions whether your community or civic activity may create a conflict of interest with Alpha Energy or even the appearance of a conflict, you should contact Alpha Energy’s Legal Department to review the activity and to obtain direction regarding your participation.

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Colorado and Texas

Because Alpha Energy and its subsidiaries often interact with public employees and officials, including but not limited to regulatory bodies like the Texas Railroad Commission ("TRC") and New Mexico Oil Conservation Division (“OCD”), all directors, officers and employees must be familiar with the requirements and restrictions imposed by the various lobbying activity and government interaction statutes of Texas, New Mexico and, in some circumstances, the other states in which Alpha Energy does business (collectively, the "Government Interaction Statutes"). This section will briefly set out some of the main provisions of the Government Interaction Statutes of Texas and New Mexico which could have an effect on our business. As with any other matter, any question concerning the application of the Government Interaction Statutes to your activities should be referred to Alpha Energy’s Legal Department.

Essentially, a lobbyist who must register with the Texas Ethics Commission or the Secretary of State of New Mexico is any person who receives compensation from another person, group or entity to influence or attempt to influence legislation or administrative action ("lobbying"). Lobbying includes: (1) attempting to or promoting the introduction of, or seeking the defeat or enactment of legislation, (2) attempting to or promoting, opposing or seeking to influence executive approval of a bill or action, and (3) attempting to or promoting, opposing or influencing the enactment of regulations by a regulatory body (like the TRC). In essence, if your job duties require you to have regular contact with legislators, the executive branch, or regulatory authorities, you should consider carefully whether you may be a lobbyist. If so, you are subject to certain reporting requirements and certain restrictions upon your activities. The lobbying statutes may contain exceptions to the registration and reporting requirements for certain "excused lobbying activities" (e.g. appearing in judicial or administrative hearings). Questions concerning the applicability of these lobbying statutes to your activities should be referred to Alpha Energy’s Legal Department.

Certain Government Interaction Statutes apply to all persons. These statutes take more or less a common sense approach, with their focus on prohibiting any improper influence on the official actions of a public official or public employee. All directors, officers and employees are forbidden from:

■	Soliciting a public official or employee to use or cause to be used equipment, facilities, time, materials, labor or other public property for your private or business benefit.

■	Offering or giving a public official or employee or one of their family members any thing of value for the purpose of influencing official action.

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■	Making any false statement or misrepresentation of facts to a member of the legislative or executive branch.

■	Causing a document containing a false statement to be received by a member of the legislative or executive branch.

Protection of Alpha Energy Assets

Employees are charged with safeguarding the Company’s assets and property and ensuring their efficient and proper use. Employees having authority to handle Company’s funds or assets are placed in a position of trust with respect to the Company. Employees must at all times maintain in good working order and safeguard from harm, theft or loss all tangible and intangible assets of the Company, whether on the Company’s property or in the possession of such person. Assets of the Company may be used only for their intended use and only for Company business even though incidental personal use may be permitted. Any assets of the Company in the possession of an employee, including keys, security badges, computer equipment, software, handbooks, and internal documents, must be returned to the Company upon the termination of such person’s employment or association with the Company.

Alpha Energy may employ security procedures at its facilities to monitor and maintain security, including the use of closed circuit television. Also, use of Alpha Energy computers, systems, and resources may be monitored to the extent permitted by applicable law.

In addition, Alpha Energy requires its employees to comply with Alpha Energy’s information and physical security policies at all times. Alpha Energy property may not be sold, loaned, given away, or disposed of without proper authorization.

Any discovery, improvement, or invention made or conceived by an officer or employee, either solely or jointly with others, during the time he or she is employed by the Company which pertains or relates to the products or business in which the Company is engaged shall be the exclusive property of the Company whether or not patentable or copyrightable.

Intellectual Property

We are each responsible for protecting Alpha Energy‘s intellectual property rights by complying with Alpha Energy‘s policies and procedures for their protection. Intellectual property includes copyrights, patents, trademarks and trade secrets.

Maintaining the confidentiality of Alpha Energy‘s trade secrets and proprietary information is an important element of such protection. This obligation continues even after you leave the employ of Alpha Energy.

We also respect the intellectual property of others. Alpha Energy will provide any software necessary for employees to perform their functions adequately under appropriate licensing agreements with vendors. It is against Alpha Energy policy to use, copy, display, or distribute third-party copyrighted software, documentation, or other materials without permission or approval from Alpha Energy’s Legal Department. For example, you may not post another entity’s copyrighted content to any internal or external Web site or other electronic forum without first obtaining the necessary approvals. You are not permitted to use or copy software or documentation except to the extent that applicable license agreements allow.

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Information Technology

Computer systems are an important tool of Alpha Energy’s business, and employees are expected to avoid misuse of the Company's computers and software by:

●	Installing only software approved/purchased by Alpha Energy for which a license is maintained.

●	Never copying software or related documentation.

●	Reporting misuse of software or related documentation to the Legal Department.

Employees with Internet access should not:

●	Upload/download files except for work-related reasons.

●	Represent Alpha Energy in on-line correspondence or post information about Alpha Energy unless specifically authorized.

●	Post threatening or racially, ethically or sexually offensive messages.

●	Attempt unauthorized access to any computer or communications systems.

●	Access pornographic or sexually explicit materials in any way.

All files, e-mail or voice-mail messages, disks, desks, work or storage areas, mail, telephones, faxes, copiers, printers, etc. are not private but are subject to monitoring and search at any time by authorized Company personnel.

BUSINESS CONDUCT

Financial Integrity

Financial and Other Records

Accurate and reliable financial and business records are of critical importance in meeting Alpha Energy‘s financial, legal, and business obligations. Alpha Energy‘s financial books, records, and statements shall properly document all assets and liabilities and accurately reflect all transactions of the company. No false entries shall be made on Alpha Energy’s books or records for any reason. Each transaction entered into must have proper authorization and approval, followed by proper and complete accounting and reporting of the transaction.

Below are some helpful guidelines regarding financial record keeping:

●

Billing of time or expenses by consultants, submission of Alpha Energy timecards, entry of orders by sales administrators, and submission of travel and expense reports shall be made timely and accurately and in compliance with Alpha Energy

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●	policy, professional standards, regulations, and laws.
●	No documents shall be inappropriately altered nor shall they be signed by those lacking proper authority.
●	Alpha Energy funds or assets shall not be used for any unethical, inappropriate, or illegal purpose.
●	The handling and disbursement of funds related to a Alpha Energy transaction must be pursuant to a duly authorized Alpha Energy written contract with clearly defined procedures.
●	No undisclosed nor unrecorded fund nor asset related to any Alpha Energy transaction shall be established or maintained for any purpose.
●	No payment on behalf of Alpha Energy shall be made or approved with the understanding that it will or might be used for something other than the stated purpose.

To maintain an ethical environment, Alpha Energy relies on an integrated system of internal checks and balances. These controls, mainly in the form of policies and procedures, assure that activities and transactions are executed in accordance with management's authorization. You are responsible for understanding and maintaining the system of controls established for their operations.

Records Retention

The Alpha Energy Records Retention Policy (“Retention Policy”) sets forth the guidelines governing the retention and disposal of Alpha Energy business records. The Retention Policy requires that you maintain records in accordance with the Corporate Records Retention Schedule (“Retention Schedule”). The Retention Schedule identifies the company records that we must retain and the retention period for each record type. You must not retain records that are not identified on the Retention Schedule, unless the records have a current business purpose or the Alpha Energy Legal Department has instructed that the records be retained or preserved. You are responsible for reading and abiding by the Retention Policy and Retention Schedule.

The Retention Policy and the Retention Schedule cover both electronic (soft copy) and hard copy materials. They apply to ALL record types regardless of the medium in which they exist, including:

●	Paper;
●	Email;
●	Video;
●	Hard drive; and
●	Compact disc or other electronic storage device.

You should give special care to ensure that records containing confidential information are retained and disposed of in accordance with both the Retention Policy and the Information Protection Policy.

If it appears that local circumstances require a record to be retained for a longer period, please contact the Alpha Energy Legal Department. If you have questions about the Retention Policy or the Retention Schedule, contact the Alpha Energy Legal Department.

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Public Disclosures

As a public company, Alpha Energy must disclose accurate and complete information regarding the company and the results of its operations. Our policy is to report Alpha Energy’s financial results and other significant developments fully, fairly, accurately, timely, and understandably. Alpha Energy will not tolerate unauthorized "leaks" or disclosures of corporate information to the press or financial community.

All communications with the press and financial community must be authorized by Alpha Energy‘s Public Relations or Investor Relations organizations. Those organizations alone, at the direction of Executive Management, are responsible for determining the appropriate spokespersons for communicating with the press and analysts. Direct any inquiries from the press or financial community immediately to Alpha Energy Public Relations or Alpha Energy Investor Relations. For further information, see Alpha Energy‘s Policy Regarding Communications with the Press and Analysts, located on the Alpha Energy Legal Department Web site.

Q: You receive a call from an investment analyst who heard that Alpha Energy is having a bad quarter. Having just sat through a forecasting call, you know that the opposite is true – Alpha Energy is about to have an amazing quarter. May you set this investment analyst straight? After all, isn't it a good idea to correct such misinformation?

A: No. You should not speak with this analyst. Only spokespersons authorized by Alpha Energy Investor Relations, at the direction of Executive Management, are allowed to speak with the financial community about Alpha Energy or its financial prospects. Alpha Energy commits to providing full, fair, understandable, timely, and accurate public information about its financial prospects, and it does so openly, rather than selectively. Refer any such inquiries to Alpha Energy Investor Relations. Other than that, make no comment.

Q: You receive a call from a reporter who wants more information about a recent Alpha Energy product announcement. You are very familiar with the product. May you speak with this reporter?

A: No, at least not without first obtaining permission from Alpha Energy Public Relations. Alpha Energy Public Relations must approve in advance all communications with the press. Alpha Energy Public Relations may conclude that you are the best spokesperson for the company on this issue, but they – not you – must make that decision.

Business Courtesies You May Extend

Furnishing meals, refreshments, entertainment, and event access in conjunction with business discussions with non-government personnel is a commonly accepted practice. You may do so when it is appropriate to the circumstances. Such practices, however, must not violate the standards of conduct of the recipient‘s organization, any contractual agreement with a customer, or Alpha Energy’s Travel and Expense Policy. You are responsible for familiarizing yourself with any such standards, agreements, and policies and for complying with them.

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Alpha Energy prohibits giving anything of value (including charitable donations or sponsorship of events) directly or indirectly to any private individual, firm, or entity as a means of improperly inducing business. Employees who make, facilitate, and/or approve expenditures for meals, refreshments, or entertainment must use discretion and care to ensure that such expenditures are in the ordinary and proper course of business and could not reasonably be construed as bribes or improper inducement.

Alpha Energy‘s standards and the applicable laws for dealing with government employees and officials are more stringent than standards for commercial company employees. In dealing with government employees and officials, it is our general policy that nothing of value will be given to such individuals. Limited exceptions that may apply are covered in the Anti-Corruption Policy. You are responsible for being familiar with the rules and regulations of the government agencies and departments with which you interact. Contact the Alpha Energy Legal Department if you have any questions about your activities and interactions with the government.

In any case, business courtesies must be nominal enough not to appear to influence the judgment of the recipient to secure unfair preferential treatment or gain improper advantage. A final test of appropriate business courtesies, even if allowed under the law, is whether public disclosure would be embarrassing to Alpha Energy or the recipient.

Business Courtesies You May Receive

Gifts

Alpha Energy employees generally may accept unsolicited gifts or other business courtesies from actual or potential customers, suppliers, or other business partners provided they are not of material value and are not given with the purpose of influencing one‘s judgment.

It is never appropriate to solicit gifts or other courtesies directly or indirectly. If you are offered a gift or other business courtesy of material value from an individual, firm, or representative of a firm who has or seeks a business relationship with Alpha Energy, you must demonstrate that the gift could not be construed as an attempt by the offering party to secure favorable treatment. You must obtain written approval from the Chief Financial Officer before accepting the gift. Neither you nor any member of your family may accept any loan, guarantee of loan, or payment from an individual or firm doing or seeking business with Alpha Energy. Exceptions to this include only loans from recognized banks and financial institutions that are generally available at market rates and terms.

Similarly, you may not accept finders‘ fees, referral fees, or other incentive payments or perquisites from third parties to whom Alpha Energy may refer business. Generally, incentive programs offered by third parties are discouraged. The Chief Financial Officer must first approve any such incentive programs.

Entertainment

You may accept occasional meals, refreshments, or other entertainment appropriate to the circumstances in connection with normal business discussions. Again, it is inappropriate to accept such favors if they are offered solely to influence your business decision. If an individual or firm doing or seeking business with Alpha Energy offers you entertainment that is more than modest or routine, you must obtain the written approval of the Chief Financial Officer before accepting. Every employee is personally responsible for ensuring that acceptance of any business courtesies, gifts, or entertainment is proper and does not reasonably appear to be an attempt by the offering party to secure favorable treatment.

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Conflicts of Interest

The term conflict of interest describes any circumstance that could cast doubt on an employee‘s ability to act with total objectivity with regard to Alpha Energy‘s interests. Alpha Energy wants its employees‘ loyalty to come easily, free from any conflicting interests.

All employees have a duty to avoid financial, business, or other relationships that might be opposed to the interests of Alpha Energy or might cause a conflict with the performance of their duties. Employees should conduct themselves in a manner that avoids even the appearance of conflict between their personal interests and those of Alpha Energy.

Conflict of interest situations may arise in many ways. Examples of improper actions by Alpha Energy employees when acting in conflict with Alpha Energy include, but are not limited to, the following:

●	Employment by a competitor, regardless of the nature of the employment, while employed by Alpha Energy;
●	Placement of business with any company in which an employee, or any member of the employee‘s family, has a substantial ownership interest or management responsibility;
●	Ownership of, or substantial interest in, a company that is a competitor with or a supplier of Alpha Energy by an employee, or any member of the employee‘s family;
●	Acting independently as a consultant to an Alpha Energy competitor, customer, or supplier;
●	Engaging in any activity or employment that interferes with or detracts from an employee‘s work at Alpha Energy, or requires an employee to disclose Alpha Energy proprietary information; or
●	Service on a board of directors or as a technical advisor to an actual or potential competitor, customer, partner, or supplier of Alpha Energy.

Sometimes, a conflict of interest will develop accidentally or unexpectedly, and the appearance of a conflict of interest can also easily arise. If you feel that you have a conflict, actual or potential, report all pertinent details in writing to your supervisor. The presence of a conflict does not necessarily mean that the proposed activity will be prohibited. Your responsibility is to fully disclose all aspects of the conflict to your supervisor and remove yourself entirely from the decision making process.

With respect specifically to any request to serve as a director or technical advisor to another company, again you must be very sensitive to an actual or potential conflict of interest. Generally, no conflict is presented if your service as a director or advisor would (1) require at most a very minimal commitment of time during your normal Alpha Energy work hours and would not otherwise detract from your job responsibilities at Alpha Energy, (2) not cause you to disclose Alpha Energy proprietary information, and (3) not be for an actual or potential Alpha Energy competitor, customer, supplier, or other business partner. Regardless of whether you perceive a conflict, before serving as a director or technical advisor to any company, or engaging in any activity that may involve a conflict, you must first fully disclose the opportunity to your supervisor and obtain his or her written approval, as well as the written approval of the General Counsel.

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Additionally, if you observe any situation involving another employee that you believe in good faith to be a conflict of interest, report the situation to your supervisor. Your supervisor will be responsible for referring the matter to the General Counsel, as appropriate, for resolution. You may also report conflicts of interest directly to the General Counsel, if appropriate. Reports from employees will be handled as confidentially as possible.

Alpha Energy’s senior officers (Chief Executive Officer, President(s), Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, each Executive Vice President, and each Senior Vice President) are subject to both this Code and Alpha Energy’s Supplemental Conflict of Interest Policy for Senior Officers. Non-employee members of the Board are subject to the conflict of interest provisions of Alpha Energy’s Corporate Governance Guidelines in lieu of the conflict of interest provisions contained in this Code. The Supplemental Conflict of Interest Policy for Senior Officers and the Corporate Governance Guidelines are posted on the Corporate Governance section of Alpha Energy’s Investor Relations Web site. Senior officers and members of the Board who have questions regarding this Code or other relevant policies should contact Alpha Energy’s Legal Department. No director, officer or employee of Alpha Energy shall have any position with or a substantial interest in any other business enterprise operated for a profit, the existence of which would conflict or might conflict with the proper performance of his duties or responsibilities, or which might tend to affect independence of judgment or action with respect to transactions between Alpha Energy and such other business enterprise, without full and complete disclosure thereof. No director, officer or employee of Alpha Energy should derive personal economic gain (directly, through a family member or otherwise) from a transaction to which Alpha Energy is a party unless Alpha Energy is advised of such director's, officer's or employee's potential to benefit from the transaction. Any director, officer or employee who has such a conflicting or possibly conflicting interest with respect to any transaction which is known to be under consideration by Alpha Energy, Inc, or any of its affiliates, is required to make timely disclosure thereof so it may be part of Alpha Energy’s consideration of the transaction.

Alpha Energy is also sensitive to undertakings or affiliations with non-profit organizations. While Alpha Energy encourages participation with worthwhile non-profit organizations, each employee must take care that his or her participation does not adversely impact or reflect unfavorably upon Alpha Energy For example, circumstances could occur where a non-profit organization's mission was in conflict with Alpha Energy’s mission or otherwise worked against Alpha Energy’s interests. Accordingly, if there is any question in your mind about your participation or affiliation with a non-profit organization, you should bring it to the attention of Kruse Landa Maycock & Ricks.

In addition to the foregoing, but without limiting its intent, the following Guidelines are adopted:

(1)

Under no circumstances will any director, officer or employee of Alpha Energy accept or give cash for the purpose of influencing a business decision, or which could be construed as having been given or received for that purpose.

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(2)

Without prior approval in the manner described in paragraph (11) below, no director, officer or employee, personally, through a family member or otherwise shall serve as a director, officer, employee or consultant to companies, which directly compete with Alpha Energy or which provide services to Alpha Energy or its affiliates.

(3)

Directors, officers and employees may not take or use for themselves any business opportunity which may come to them individually but which might be of interest to Alpha Energy Any such opportunity in a line of business in which Alpha Energy or an affiliate has, or can reasonably be expected to have an interest, must be disclosed to the General Counsel and made available to Alpha Energy.

(4)

No director, officer or employee shall accept gifts from any person, firm or corporation doing business with Alpha Energy under any circumstances from which it could be reasonably inferred that the purpose of the gift could be to influence the director, officer or employee in the conduct of Alpha Energy transactions with the donor. A gift includes anything of value that is transferred to another for which no specific service or compensation is expected or received. This policy does not preclude business or seasonal gifts of nominal value or other gifts expressly permitted under the Code. It is also permissible for a director, officer or employee to give or receive entertainment of moderate value, assuming a legitimate business purpose is being served. However, it is the responsibility of every director, officer and employee to avoid even the appearance of impropriety. If there is any doubt about whether a gift is of nominal value or whether a particular entertainment activity complies with this policy, a director or executive officer should contact General Counsel for guidance and any other officer or employee should contact the Senior Vice President in charge of his/her business unit for guidance.

(5)

No director, officer or employee shall, either directly or indirectly, invest in (i) any real property in which he knows that Alpha Energy or any affiliate has, or is considering any investment or a tenancy, or (ii) any real property, the value of which may be affected by any action of Alpha Energy of which he has special knowledge.

(6)

No director, officer or employee shall purchase stocks, bonds, or other investment interests or securities where such purchase is based on information obtained by reason of his official position in Alpha Energy, unless he shall have first secured permission to make such purchase from General Counsel.

(7)

Any director, officer or employee concerned with investment or acquisition activities, who has any investment, either directly or indirectly, in any corporation or business enterprise which is under consideration for acquisition by Alpha Energy or any affiliate must make full disclosure of the circumstances of any investment held in such corporation or enterprise to General Counsel, who shall then report such information to the President and the Audit Committee.

(8)

All directors, officers and employees shall make timely disclosure to General Counsel of any situation which creates a conflict of interest or which could give the perception of a conflict of interest (whether relating to a for-profit or non-profit entity) between Alpha Energy and an individual's duties and responsibilities. All such situations disclosed to General Counsel shall be reported to the Audit Committee.

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(9)

All directors, officers and employees shall make timely disclosure to General Counsel of any situation which creates or could give the perception of creating an indirect conflict of interest between Alpha Energy and an individual's duties and responsibilities as a result of transactions involving such individual's family members or business associates. The disclosure should in all cases be sufficient to enable Alpha Energy to determine the effect of any such indirect conflict of interest on the performance of the individual's duties and responsibilities. All such situations disclosed to General Counsel shall be reported to the Audit Committee.

Protecting Confidential Information

You are required to protect confidential information to which you have access in connection with your Alpha Energy employment. Alpha Energy’s privacy policies govern the collection, use, transfer, and security of employee data, customer and prospect data, and data Alpha Energy may access in connection with services.

You are required to abide by these policies when collecting or processing the relevant personal information.

The Alpha Energy Information Protection Policy, sets forth the requirements for treatment of confidential information. To ensure confidentiality of Alpha Energy information, employees must adhere to the following principles in addition to the specific policies set forth in the Information Protection Policy:

1.

Employees must not disclose any confidential information, either during or after employment, except to people authorized by Alpha Energy and bound by confidentiality to the company. Confidential Information means information that (i) is disclosed to or known by an employee as a consequence of employment with Alpha Energy, (ii) is not generally known outside the employment and (iii) relates to Alpha Energy’s business. The term "confidential information" is intended to include Alpha Energy’s trade secrets as well as information relating to products, processes or ideas developed for or used by Alpha Energy.

2.

Similar restrictions, usually spelled out in contracts, apply to information obtained from Alpha Energy’s customers and suppliers. Alpha Energy’s customers and suppliers have placed their trust in Alpha Energy in revealing their confidential information, and Alpha Energy employees must comply with these restrictions.

The Information Protection Policy provides a description of different categories of confidential information, such as:

●	Public
●	Confidential – Alpha Energy Internal
●	Confidential – Alpha Energy Restricted
●	Confidential – Alpha Energy Highly Restricted
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The Information Protection Policy provides guidance on the proper handling of each category of information, including restrictions on use, disclosure, storage, transmission, and deletion.

All information related to Alpha Energy‘s business that is not intended for public disclosure should be considered confidential. Confidential information includes:

●	Software and other inventions or developments (regardless of the stage of development);
●	Marketing and sales plans;
●	Competitive analyses;
●	Exploration, drilling, development and other plans;
●	Pricing;
●	Potential contracts, mergers, or acquisitions;
●	Business and financial plans or forecasts; and
●	Employee information.

Third-party systems should not be used to record Alpha Energy financial, sales, marketing, or other data. Record or process Alpha Energy’s confidential business data with Alpha Energy systems only.

In addition, information concerning Alpha Energy’s customers, partners, prospective customers, and vendors that was provided to Alpha Energy in confidence is considered confidential information.

Alpha Energy also expects employees to abide by all security policies. Do not access or attempt to access systems or physical areas without appropriate authorization. Similarly, you may not allow third parties to access Alpha Energy systems or physical areas without obtaining appropriate authorization. Report any unauthorized access of a Alpha Energy facility and report any unauthorized access of Alpha Energy’s networks or systems to the Alpha Energy Legal Department.

Your obligation to protect company confidential information and personal information continues after the end of your employment with Alpha Energy. Moreover, just as we expect employees to abide by their obligations not to disclose this information after they leave, we expect employees to abide by their obligations to protect the confidential information of their former employers. No confidential information obtained during or as a result of your work with former employers should be brought on Alpha Energy premises or used in any form in your work at Alpha Energy.

Gathering Information About Our Competitors or Other Third Parties

You may not seek to obtain proprietary information about Alpha Energy competitors, and you may not seek to obtain any information about Alpha Energy competitors or other third parties illegally or in a way that involves a breach of integrity or breach of any confidentiality or employment agreement. You must never misrepresent your identity when attempting to collect competitive information. In the event that you inadvertently obtain a third party's confidential or proprietary information without authorization, you must immediately contact Alpha Energy Legal Department. Unless Alpha Energy Legal Department instructs otherwise, you must promptly destroy all copies of such information in your possession.

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We may make appropriate observations about competitors’ products and activities when basing them on publicly available information, such as public presentations and marketing documents, journal and magazine articles, advertisements, and other published information.

ALPHA ENERGY’S RELATIONSHIPS

Alpha Energy and Its Employees

We encourage you to express ideas for improving the workplace and any concerns you may have about the workplace or specific job-related problems. We will not retaliate nor tolerate retaliation against any employee who raises an issue, complaint, or concern in good faith. Our goal is to deal fairly and equitably with each employee.

Diversity

Alpha Energy affirms the principle of equal employment opportunity without regard to any protected characteristic, including but not limited to:

●	Race;
●	Religion;
●	National origin;
●	Color;
●	Gender;
●	Gender identity;
●	Age;
●	Disability;
●	Pregnancy;
●	Marital status;
●	National origin/ancestry;
●	Military status; or
●	Sexual orientation.

We practice and promote such policies in all locations as appropriate under the law. We affirm this principle of freedom from discrimination in all aspects of the employment relationship, from recruitment and hiring, through performance evaluations, compensation, and promotions, to the end of your employment relationship with Alpha Energy.

We base personnel actions strictly on individual ability, performance, experience, and company need. We avoid actions influenced by personal relationships and discriminatory practices of any kind. Our goal is to compensate personnel – with wages, salaries, and other benefits – in relation to their responsibilities, performance, and service. Alpha Energy is also committed to adhering to wage, hour, and minimum age guidelines provided by applicable laws. We endeavor to structure the content of jobs so that work provides personal satisfaction and challenge.

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Harassment

Alpha Energy‘s policy is to provide a work environment free from harassment. Although “harassment” most frequently refers to sexual harassment, workplace harassment may also include harassment based upon a person‘s race, religion, national origin, gender, sexual orientation, gender identity, age, disability, or other protected characteristic. Alpha Energy prohibits harassment in any form, whether physical, verbal, or non-verbal.

Report instances of harassment to your supervisor or, as appropriate, to Human Resources. Your report will be kept confidential to the greatest extent possible, and no complainant nor witness will suffer retaliation because of a report made in good faith.

Health and Safety

We are committed to protecting the health and safety of our employees, visitors, and the public. Our policy is to maintain our facilities and run our business operations in a manner that does not jeopardize the occupational health and safety of employees. Compliance with health and safety laws and Alpha Energy policy is expected of all employees. Threats or acts of violence against Alpha Energy employees, temporary employees, independent contractors, customers, clients, partners, suppliers, or other persons and/or property will not be tolerated. Immediately report potential threats or acts of violence. In case of an emergency, contact local law enforcement.

Taxation

We expect employees to pay all applicable income taxes on all income from Alpha Energy, including taxes on income from the exercise of stock options.

Alpha Energy and Its Partners

Alpha Energy’s high standards can only be met with our partners’ cooperation. Alpha Energy expects its partners to adhere to high ethical standards, to conduct business fairly and ethically, and to avoid engaging in any activity that involves even the appearance of impropriety. We also require our partners to comply with all applicable laws and regulations.

Alpha Energy and Its Suppliers

We maintain open and frank business dealings with our suppliers and strive to develop mutually advantageous relationships. We expect our suppliers to adhere to high ethical standards and to avoid engaging in any activity that involves even the appearance of impropriety. We also expect our suppliers to comply with all applicable laws and regulations and to ensure that all goods and services provided by them conform to all applicable legal standards

ENFORCEMENT

The strength of Alpha Energy is its people. Alpha Energy is fortunate to have a talented group of employees. We trust that each of you will recognize that we must adhere to the standards of this Code and uphold Alpha Energy‘s business values if we are to continue as leaders in our industry.

Though we are confident that we can count on every member of the Alpha Energy team to do his or her part, we would be remiss if we did not state categorically that deviations from our policies or business conduct standards will not be tolerated.

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The Investigation Process

General Counsel is responsible for addressing business conduct and ethical concerns and for the investigation and resolution of allegations of misconduct. Investigations will be conducted in an ethical manner and in compliance with applicable law and Alpha Energy policies.

Alpha Energy may employ a variety of methods to conduct investigations. To the extent permitted by applicable law, investigation methods may include interviews with the parties and witnesses, review of relevant financial and other records, criminal and background checks, and monitoring and/or analysis of computers, systems, offices, and other resources. Inappropriate investigative techniques (e.g., pretexting and other social engineering activities) are prohibited.

You have a duty to fully cooperate with investigations and to promptly, completely, and truthfully comply with all requests for information, interviews, or documents during the course of an investigation. Alpha Energy treats as confidential all reports of alleged misconduct, and only those persons with a need to know are informed of and involved in an investigation. Only the Alpha Energy Legal Department or Chief Compliance & Ethics Officer may commence a Code of Conduct investigation and/or a forensic investigation relating to a Code of Conduct violation. All reports of misconduct and related investigative records are treated in accordance with Alpha Energy‘s Internal Privacy Policy and Alpha Energy‘s Information Protection Policy.

Disciplinary Action

We promote consistency in the application of disciplinary action. Factors considered in determining appropriate disciplinary action may include whether any laws were violated; whether the Alpha Energy Code of Ethics and Business Conduct or any other company policies were violated; Alpha Energy‘s response to similar situations; whether the law in the relevant jurisdiction requires a particular action; and the employee‘s tenure, performance, and disciplinary history. General Counsel, in consultation with other appropriate departments, review relevant factors of each case in determining appropriate disciplinary action.

At the end of an investigation, appropriate disciplinary action will be taken, or no disciplinary action may be necessary, based on the findings. In addition, Alpha Energy may report civil or criminal violations to the relevant authorities.

Alpha Energy will take disciplinary action against any individual violating these standards. Specifically, it will take disciplinary action against any employee or manager who is found to have:

●	Authorized, condoned, participated in, or concealed actions that are in violation of Alpha Energy policies or business conduct standards;
●	Disregarded or approved a violation;
●	Through lack of diligence in supervision, failed to prevent or report violations; or
●	Retaliated, directly or indirectly, or encouraged others to retaliate, against an employee who reported a potential violation of Alpha Energy policies or business conduct standards.

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Unsubstantiated allegations will have no effect on an employee accused of wrongdoing, and retaliation will not be tolerated against any employee who reports a concern in good faith or cooperates with a compliance investigation.

Any covered person who is found to have violated this Code, or knowingly permits a covered person under his or her supervision to do so, may be subject to immediate disciplinary action, including, but not limited to, reassignment, demotion, or, where appropriate, dismissal and legal proceedings to recover the amount of any improper expenditures and any other losses that the Company may have incurred as a result of such violation. Violations of this Code may also result in prosecution of the individual under applicable criminal law statutes.

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INTERPRETATION

All questions regarding the interpretation, scope, and application of the policies set forth in this Code should be referred to the Chief Executive Officer or General Counsel of the Company.

ACKNOWLEDGMENT

Each covered person will be required to sign an acknowledgment annually certifying that he or she has read, understands and agrees to abide by the policies set forth in this Code.

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ACKNOWLEDGMENT

By signing below, I acknowledge and certify that I have received, read, and understand Alpha Energy, Inc.’s Code of Ethics and Business Conduct (the “Code”).

I agree (i) to comply with the Code and conduct the business of the Company in keeping with the highest ethical standards and (ii) to comply with international, federal, state and local laws applicable to the Company’s businesses. I understand that failure to comply with the Code will lead to disciplinary action by the Company, which may include termination of my employment and/or the reduction of compensation or demotion.

(Please Print)

Name

Business Unit/Location

Position Title

Signature

Date

Please sign and return entire document to the Company’s General Counsel and keep a copy hereof for your own files.

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